Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Lifecore Biomedical, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	12,667,486(2)	$3.72(3)	$47,123,047.92	$110.20 per $1,000,000	$5,192.96
	Total Offering Amounts					$47,123,047.92		$5,192.96
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due					—		$5,192.96
(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)     Represents an aggregate of (A) 627,746 issued and outstanding shares of common stock and (B) 12,039,740 shares of common stock issuable upon the conversion of shares of Series A Convertible Preferred Stock.
(3)     Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the registrant’s common stock on The Nasdaq Stock Market LLC on April 3, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).